Exhibit 10.4

Venturetek, LP
c/o David Selengut, Esq.
Ellenoff Grossman & Schole
150 East 42nd Street
New York, NY  10017

March 14, 2011

Chocolate Candy Creations, Inc.
130 Shore Road, Suite 238
Port Washington, NY  11050

Gentlemen:

On March 15, 2010, we agreed to lend you, from time to time, up to a maximum of $25,000 outstanding at any time (“Maximum Amount”) upon your written request to us.  We hereby agree to increase the Maximum Amount to $50,000.  As previously agreed to, any such loan or loans shall bear interest at the rate of prime plus 2% per annum and shall be  repayable at such time as shall be agreed by us at the time of the drawdown of the applicable loan.

Very truly yours,

Venturetek, LP
Taurus Max LLC, general partner

BY:  /s/ David Selengut
    _____________________________
         David Selengut
         Manager